UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement
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Prudential World Fund, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 2014

Dear Shareholder:

As a shareholder of the Prudential International Value Fund, we want to alert you to two very important proxy mailings that you will receive in early October, and urge that you vote on all proposals:

•                  Proposed reorganization of the Prudential International Value Fund into the Prudential International Equity Fund. Under this proposal, the assets and liabilities of the Prudential International Value Fund would be exchanged for shares of the Prudential International Equity Fund, and shareholders of the Prudential International Value Fund would become shareholders of the Prudential International Equity Fund.

•                  Other proposals. In a separate proxy statement, you will be asked to elect new members to the Boards of each Prudential retail mutual fund for which you are a shareholder and to approve the expansion of an existing exemptive order allowing your funds to appoint new subadvisers with Board approval.

Each proxy statement package includes a description and rationale of the proposals, and several voting options that enable you to vote on these issues quickly and easily. Please consult the Q&A for each proxy statement for more information about the proposals that you are being asked to vote on. We urge you to:

•                  Read the information carefully.

•                  Vote your proxy immediately—doing so will enable us to hold the shareholder meetings on time and save the expense of additional solicitation costs if not enough shareholders vote.

You can contact D.F. King & Co., Inc., the proxy solicitor, at (866) 828-6929 for additional information regarding the proxies or for a replacement proxy card.

The proxy statements are also available on the web at www.prudentialfunds.com/fundchanges.

As always, thank you for choosing Prudential Investments®. And thank you in advance for your votes.

Sincerely,

Stuart S. Parker, President
Prudential International Value Fund

Consider a fund’s investment objectives, risks, charges, and expenses carefully before investing. The prospectus and summary prospectus contain this and other information about the fund. Contact your financial professional for a prospectus and summary prospectus. Read them carefully before investing.

Mutual fund investing involves risks. The investment return and principal value will fluctuate, and the investment, when sold, may be worth more or less than the original cost. Foreign securities are subject to currency fluctuation and political uncertainty. Emerging markets are countries that are beginning to emerge with increased consumer potential driven by rapid industrial expansion and economic growth. Investing in emerging markets is very risky due to the additional political, economic, and currency risks associated with these underdeveloped geographic areas. There is no guarantee a fund’s objectives will be achieved. The risks associated with each fund are explained more fully in each fund’s respective prospectus. For tax advice, clients should consult their tax professional regarding their particular situation.

Mutual funds are distributed by Prudential Investment Management Services LLC, a Prudential Financial company, member SIPC. Quantitative Management Associates LLC (QMA) is a wholly owned subsidiary of Prudential Investment Management, Inc. (PIM). QMA and PIM are registered investment advisors and Prudential Financial companies. © 2014 Prudential Financial, Inc. and its related entities. Prudential Investments LLC, Prudential, the Prudential logo, and the Rock symbol are service marks of Prudential Financial, Inc. and its related entities, registered in many jurisdictions worldwide.

Mutual Funds: Are not insured by the FDIC or any federal government agency - May lose value - Are not a deposit of or guaranteed by any bank or any bank affiliate

0267310-00001-00 NS9430   Ed. 09/2014